Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com

June 22, 2026
Kevin Wheeler to Retire as Executive Chairman;
President and CEO Stephen Shafer Named Chairman

Milwaukee, Wis. – A. O. Smith Corporation (NYSE: AOS), a global leader in water technology, announced today that Executive Chairman Kevin Wheeler will retire effective July 1. The company’s board of directors has elected Stephen Shafer, president and chief executive officer (CEO), as chairman upon Wheeler’s retirement. Wheeler will remain a member of the company’s board of directors.

“Kevin’s impact on A. O. Smith spans three decades,” said Chris Mapes, lead director of the board. “During his tenure, the company expanded its global footprint, strengthened its portfolio through multiple acquisitions and successfully navigated the challenges of the COVID-19 pandemic while maintaining strong operational performance.”

Wheeler joined A. O. Smith in 1994 as a regional sales manager for the former Water Products Company and held various senior leadership roles across the business before becoming president and CEO in 2018 and chairman in 2020.

Shafer, who has served as president and CEO since July 2025, becomes the 11th CEO to assume the role of chairman in the company’s history. He joined A. O. Smith in 2024 as president and chief operating officer. As chairman, Shafer will lead the board of directors and continue to oversee the company’s global operations, strategic direction, profitability and shareholder return.

“Steve has demonstrated strong, strategic leadership and a deep understanding of our business and growth opportunities,” said Mapes. “His combined role as chairman and CEO will further strengthen alignment across our strategy, operations and long-term value creation.”

Before joining A. O. Smith, Shafer held roles of increasing responsibility at 3M Company across multiple business units in the U.S. and China. Earlier in his career, he worked at McKinsey & Co. and Ford Motor Company. Shafer serves on the boards of the Air Conditioning, Heating, and Refrigeration Institute and the Metropolitan Milwaukee Association of Commerce, as well as the Executive Advisory Board for WorkBoard Inc.

“As chairman, I will continue leading this outstanding company and team with focus and discipline,” said Shafer. “We remain committed to driving innovation, serving our customers and advancing our purpose to find a better way. I would also like to thank Kevin for his leadership and continued support through this transition and look forward to benefiting from his continued guidance as a member of our board going forward.”

About A. O. Smith
A. O. Smith Corporation, headquartered in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and water management products. For more information, visit www.aosmith.com.

SOURCE: A. O. Smith Corporation